Exhibit 10.9

FORM OF

SPRAGUE RESOURCES LP

2013 LONG TERM INCENTIVE PLAN

RESTRICTED UNIT AGREEMENT

This Restricted Unit Agreement (this “Agreement”) is made and entered into by and between Sprague Resources GP LLC, a Delaware limited liability company (the “General Partner”) and [                    ] (the “Service Provider”). This Agreement is effective as of the [    ] day of [            ], 20[    ] (the “Date of Grant”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan (as defined below), unless the context requires otherwise.

WHEREAS, Sprague Resources LP (the “Partnership”), acting through the Board of Directors of the General Partner (the “Board”), has adopted the Sprague Resources LP 2013 Long Term Incentive Plan (the “Plan”) to, among other things, attract, retain and motivate certain employees and directors of the Partnership, the General Partner and their respective Affiliates (collectively, the “Partnership Entities”); and

WHEREAS, the Board has authorized the grant of Restricted Units of the Partnership to directors, employees and officers as part of their compensation for services provided to the Partnership.

NOW, THEREFORE, in consideration of the Service Provider’s agreement to provide or to continue providing services, the Service Provider and the General Partner agree as follows:

1. Grant of Restricted Units. The General Partner hereby grants to the Service Provider [                    ] Restricted Units, subject to all of the terms and conditions set forth in the Plan and in this Agreement, including without limitation, those restrictions described in Section 3 (each, a “Restricted Unit”).

2. Rights of Service Provider. The Restricted Units shall be evidenced either (a) by certificates issued in the Service Provider’s name that are retained by the Partnership until the Restricted Units are no longer subject to the Forfeiture Restrictions or are forfeited or (b) in book entry form by the Partnership’s transfer agent with a notation that they are subject to restrictions. Notwithstanding the foregoing, the Service Provider shall have all voting rights, if any, with respect to the Restricted Units and the right to receive any distributions made by the Partnership with regard to a Restricted Unit (a “Unit Distribution Right” or “UDR”). Any Unit Distribution Rights payments will be made to the Service Provider in the same form as paid to unitholders on or promptly following the date that the Partnership pays such distribution to unitholders (however, in no event shall the payment be made later than 30 days following the date on which the Partnership pays such distribution to unitholders generally). Notwithstanding the date of payment, the Service Provider will vest in such Unit Distribution Right as of the record date for such distribution. No interest will accrue on any such right between the issuance of the distribution to unitholders generally and the settlement of the Unit Distribution Right.

3. Vesting of Restricted Units. The Restricted Units are restricted in that they may be forfeited by the Service Provider and in that they may not, except as otherwise provided in the Plan, be transferred or otherwise disposed of by the Service Provider. Subject to the terms and conditions of this Agreement, the forfeiture restrictions on the Restricted Units shall lapse, and the Restricted Units shall vest as follows:

Vesting Date	Cumulative Vested Percentage
On [ , 20 ]	[	]%
On [ , 20 ]	[	]%
On [ , 20 ]	[	]%
On [ , 20 ]	[	]%
On [ , 20 ]	[	]%

provided, however, that such restrictions will lapse, and the Restricted Units shall vest in accordance with the foregoing provision only if the Service Provider has continuously provided services to the Partnership Entities from the Date of Grant until the date of vesting.

4. Separation from Service.

(a) Termination for Any Reason. If the Service Provider experiences a separation from service with the Partnership Entities for any reason other than the Service Provider’s death or Disability (as defined below) prior to the date all Restricted Units have vested in accordance with Section 3 above, then all Restricted Units granted pursuant to this Agreement that have not yet vested shall become null and void as of the date of such separation from service.

(b) Termination Due to Death or Disability. If the Service Provider experiences a separation from service with the Partnership Entities due to death or Disability prior to the date all Restricted Units have vested in accordance with Section 3 above, then all restrictions described in Section 3 shall lapse and all Restricted Units granted pursuant to this Agreement shall immediately become vested and nonforfeitable Units.

“Disability” means that the Service Provider is unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

5. Change of Control. In the event of a Change of Control prior to the date all Restricted Units have vested in accordance with Section 3 above, then all restrictions described in Section 3 shall lapse and all Restricted Units granted pursuant to this Agreement shall become immediately vested and nonforfeitable Units.

6. Settlement Date; Manner of Settlement. Promptly following the expiration of the restrictions on the Restricted Units as contemplated by this Agreement, subject to the remainder of this Section 6 and the Plan, the Partnership shall cause to be issued and delivered to the Service Provider the number of vested Units as to which all restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, and shall pay to the Service Provider any previously unpaid Unit Distribution Rights, if any, with respect to such delivered Units. Any fractional Restricted Units shall be rounded up to the next whole number of Restricted Units. The Service Provider agrees that any vested Units that he acquires upon vesting of the Restricted Units will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission (the “SEC”) and any stock exchange upon which the Units are then listed. The Service Provider also agrees that any certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws. In addition to the terms and conditions provided herein, the Partnership may require that the Service Provider make such covenants, agreements, and representations as the Committee, in its sole discretion, deems advisable in order to comply with any such laws, rules, regulations, or requirements.

7. Limitations on Transfer. The Service Provider agrees that he shall not dispose of (meaning, without limitation, sell, transfer, pledge, exchange, hypothecate or otherwise dispose of) any Restricted Units or other rights hereby acquired prior to the date the Restricted Units are vested and paid. Any attempted disposition of the Restricted Units in violation of the preceding sentence shall be null and void and the Restricted Units that the Service Provider attempted to dispose of shall be forfeited.

8. Adjustment. The number of Restricted Units granted to the Service Provider pursuant to this Agreement shall be adjusted to reflect distributions of the Partnership paid in units, unit splits or other changes in the capital structure of the Partnership, all in accordance with the Plan. All provisions of this Agreement shall be applicable to such new or additional or different units or securities distributed or issued pursuant to the Plan to the same extent that such provisions are applicable to the units with respect to which they were distributed or issued.

9. Violation of Law, Regulation or Rule. The General Partner shall not be required to deliver any Units hereunder if, upon the advice of counsel for the General Partner, such acquisition or delivery would violate the Securities Act of 1933 or any other applicable federal, state or local law or regulation or the rules of the exchange upon which the Company’s Units are traded.

10. Copy of Plan. By the execution of this Agreement, the Service Provider acknowledges receipt of a copy of the Plan. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

11. Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or, whether actually received or not, on the third business day (on which banking institutions in the State of Texas are open) after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The General Partner or the Service Provider may change at any time and from time to time by written notice to the other, the address which it or he previously specified for receiving notices. The General Partner and the Service Provider agree that any notices shall be given to the General Partner or to the Service Provider at the following addresses:

General Partner:	Sprague Resources GP LLC
Attn: Legal Department
Two International Drive, Suite 200
Portsmouth, NH 03801

Service Provider:	At the Service Provider’s current address as shown in the General Partner’s records.

12. General Provisions.

(a) Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of a majority of the Committee with respect thereto and with respect to this Agreement shall be final and binding upon the Service Provider and the General Partner. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

(b) No Effect on Service. Nothing in this Agreement or in the Plan shall be construed as giving the Service Provider the right to be retained in the employ or service of the Partnership Entities. Furthermore, the Partnership Entities may at any time terminate the service relationship with the Service Provider free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or other written agreement.

(c) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

(d) Amendments. This Agreement may be amended only by a written agreement executed by the General Partner and the Service Provider, except that the Committee may unilaterally waive any conditions or rights under, amend any terms of, or alter this Agreement provided no such change (other than pursuant to Section 7(b), 7(c), 7(d), 7(e), or 7(g) of the Plan) materially reduces the rights or benefits of the Service Provider with respect to the Restricted Units without his consent.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the General Partner or the Partnership and upon any person lawfully claiming under the Service Provider.

(f) Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with regard to the subject matter hereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

(g) No Liability for Good Faith Determinations. Neither the Partnership Entities nor the members of the Committee and the Board shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Units granted hereunder.

(h) No Guarantee of Interests. The Board and the Partnership Entities do not guarantee the Units from loss or depreciation.

(i) Tax Withholding. To the extent that the vesting of a Restricted Unit or distribution thereon results in the receipt of compensation by the Service Provider with respect to which any of the Partnership Entities has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by the Service Provider that are acceptable to such Partnership Entity, the Service Provider shall deliver to the Partnership Entity such amount of money as the Partnership Entity may require to meet its withholding obligations under applicable law. No issuance of a Unit shall be made pursuant to this Agreement until the Service Provider has paid or made arrangements approved by the Partnership Entity to satisfy in full the applicable tax withholding requirements of the Partnership Entity with respect to such event.

(j) Insider Trading Policy. The terms of the Partnership’s insider trading policy with respect to Units are incorporated herein by reference.

(k) Tax Consultation. None of the Board, the Committee or the Partnership Entities has made any warranty or representation to the Service Provider with respect to the income tax consequences of the grant or vesting of the Restricted Units or the transactions contemplated by this Agreement, and the Service Provider represents that he is in no manner relying on such entities or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. The Service Provider represents that he has consulted with any tax consultants that the Service Provider deems advisable in connection with the Restricted Units. The Service Provider may, at the Service Provider’s discretion, make a tax election pursuant to Section 83(b) of the Code in connection with the grant of this Award (the “Section 83(b) Election”), and a form of a Section 83(b) Election has been attached to this Agreement as Exhibit A for the

Service Provider’s convenience. The Service Provider acknowledges that the filing of a Section 83(b) Election is extremely time sensitive and, if the Service Provider decides to make such an election, such election must be filed with the Service Center of the Internal Revenue Service where you file your Internal Revenue Service tax returns WITHIN 30 DAYS OF THE Date of Grant. In the event that the Service Provider makes a Section 83(b) Election, the Service Provider shall promptly provide a copy of the Section 83(b) Election form to the Partnership Entities. The Service Provider further agrees to indemnify and hold each of the Partnership Entities harmless for any damages, costs, expenses, taxes, judgments or other actions or amounts resulting from any actions or inactions of the Service Provider with respect to the tax consequences of the Restricted Units.

(l) Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

(m) Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

(n) Gender. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

(o) Clawback. Notwithstanding any provisions in the Plan or this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or the sale of the Units granted hereunder shall be subject to a clawback or other recovery by the Partnership Entities to the extent necessary to comply with applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any SEC rule.

(p) Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Service Provider agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Partnership may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Partnership. Electronic delivery may be via a Partnership electronic mail system or by reference to a location on a Partnership intranet to which the Service Provider has access. The Service Provider hereby consents to any and all procedures the Partnership has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Partnership may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

[Signature Page to Follow]

IN WITNESS WHEREOF, the General Partner has caused this Agreement to be executed by its officer thereunto duly authorized, and the Service Provider has set his hand as to the date and year first above written.

SPRAGUE RESOURCES GP LLC

By:

Name:

Title:

[ ]

Service Provider

SIGNATURE PAGE

TO

RESTRICTED UNIT AGREEMENT

Exhibit A

INSTRUCTIONS FOR FILING

YOUR SECTION 83(b) ELECTION

1.	Not later than 30 days after the date of grant, mail one executed copy of the election by certified mail, return receipt requested, to the IRS Service Center where your federal tax returns are filed. Attached is a sample cover letter to the Internal Revenue Service to be used in connection with filing the Section 83(b) election. In addition, below is a chart that lists the address for each IRS service center.

Taxpayer’s State of Residence	IRS Service Center
Alabama, Georgia, North Carolina, South Carolina	Department of the Treasury Internal Revenue Service Kansas City, MO 64999-0002

Florida, Louisiana, Mississippi, Texas	Department of the Treasury Internal Revenue Service Austin, TX 73301-0002

Alaska, Arizona, California, Colorado, Hawaii, Nevada, Oregon, Washington	Department of the Treasury Internal Revenue Service Fresno, CA 93888-0002

Arkansas, Idaho, Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Ohio, Oklahoma, South Dakota, Utah, Wisconsin, Wyoming	Department of the Treasury Internal Revenue Service Fresno, CA 93888-0002

Kentucky, Tennessee, Missouri, New Jersey, Virginia, West Virginia	Department of the Treasury Internal Revenue Service Kansas City, MO 64999-0002

Connecticut, Delaware, District of Columbia, Maine, Maryland, Massachusetts, New Hampshire, New York, Pennsylvania, Rhode Island, Vermont	Department of the Treasury Internal Revenue Service Kansas City, MO 64999-0002

A foreign country, U.S. possession or territory*, or use an APO or FPO address, or file Form 2555, 2555-EZ, or 4563, or are a dual-status alien	Department of the Treasury Internal Revenue Service Austin, TX 73301-0215

*	If you live in American Samoa, Puerto Rico, Guam, the U.S. Virgin Islands, or the Northern Mariana Islands, see IRS Publication 570.

2.	Mail one copy of the executed election by certified mail, return receipt requested, to:

Sprague Resources GP LLC

Attn: Legal Department

Two International Drive, Suite 200

Portsmouth, NH 03801

3.	Attach a copy of the election to your federal income tax return for the year in which the grant and election were made.

Note: It is your sole responsibility, and not the responsibility of Sprague Resources GP LLC (the “Company”) or any of its affiliates, to timely file your Section 83(b) election even if you request the Company or any of its affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) of the Company to assist in making such filing. In addition, the Company and its affiliates cannot provide you with tax advice. The information provided in these instructions is general in nature and if you have any specific questions about your individual tax circumstances, you should consult with your tax adviser.

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SUGGESTED FORM OF SECTION 83(b)

ELECTION TRANSMITTAL LETTER

[DATE]

VIA CERTIFIED MAIL

Return Receipt Requested

Department of the Treasury

Internal Revenue Service Center

[Insert applicable IRS service center address]

Re:	Election Under Section 83(b) of the Internal Revenue Code

Ladies and Gentlemen:

Pursuant to Treasury Regulation Section 1.83-2(c) promulgated under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), enclosed please find a copy of an executed election under Section 83(b) of the Code relating to the issuance of limited partnership interests in Sprague Resources LP, a Delaware limited partnership.

Very truly yours,

[Insert name of Taxpayer]

Enclosure

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SECTION 83(b) ELECTION

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income as compensation for services the excess (if any) of the fair market value of the property described below over the amount paid for such property.

1.	The name, social security number and address of the undersigned (the “Taxpayer”), and the taxable year for which this election is being made are:

Taxpayer’s Name:

Taxpayer’s [Social Security / Employer Identification] Number:	- -

Taxpayer’s Address:

Taxable Year:	Calendar Year

2.	The property that is the subject of this election (the “Property”) is units in Sprague Resources LP.

3.	The Property was transferred to the Taxpayer on [Insert transfer date].

4.	The Property is subject to the following restrictions: [Describe applicable restrictions].

5.	The fair market value of the Property at the time of transfer (determined without regard to any restriction other than a nonlapse restriction as defined in Section 1.83-3(h) of the Income Tax Regulations) is $ per unit x units = $ .

6.	The amount paid by the Taxpayer for the Property is $ per unit x units = $ .

7.	The amount to include in gross income is $ . [Insert the result of the amount reported in Item 5 minus the amount reported in Item 6]

The undersigned taxpayer will file this election with the Internal Revenue Service office with which the taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the Property. A copy of the election also will be furnished to the person for whom the services were performed. Additionally, the undersigned will include a copy of the election with his or her income tax return for the taxable year in which the Property is transferred. The undersigned is the person performing the services in connection with which the Property was transferred.

Dated:
Taxpayer’s Signature

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